Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-211970) and Form S-8 (No. 333-87957, 333-68314, 333-104170, 333-125906 and 333-145262) of PDL BioPharma, Inc. of our report dated August 26, 2016, relating to the special purpose financial statements related to the worldwide rights to Tekturna® and Tekturna® HCT (in the United States of America) and Rasilez® and Rasilez HCT® (in the rest of the world) of Novartis Group, which comprise a statement of assets acquired as of December 31, 2015, the related statement of revenue and direct expenses for the year then ended and notes thereto, which appears in this Current Report on Form 8-K/A (Amendment No. 1) of PDL BioPharma, Inc.
PricewaterhouseCoopers AG

/s/ MARTIN KENNARD    /s/ STEVE JOHNSON
Martin Kennard        Steve Johnson

Basel, Switzerland
September 13, 2016

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